EXHIBIT 99.1

NEWS RELEASE

Ivanhoe Energy Successfully Upgrades Ecopetrol Crude Feedstock

Momentum Building to Commercialize HTL

CALGARY, ALBERTA (November 20, 2013) – Ivanhoe Energy Inc. (TSX: IE; NASDAQ: IVAN) announced today that heavy crude oil extracted from Ecopetrol’s San Fernando T2 formation in Colombia was successfully upgraded from high viscosity 8º API crude oil to a low viscosity 15º API synthetic crude oil using Ivanhoe's proprietary partial upgrading process, Heavy-to-Light (HTL®).  Ecopetrol is the largest company in Colombia and is one of the four principal petroleum companies in Latin America.

The successful tests at Ivanhoe’s Feedstock Test Facility (FTF) in San Antonio, Texas demonstrate the flexibility and robustness of the HTL upgrading process to convert diverse heavy crude feedstocks into high value, marketable and pipeline-ready synthetic crude oil (SCO).  SCO carries a market value near to Brent Crude, a significant improvement over the value of the original crude oil.

The SCO produced by the HTL process has a low viscosity and is pipeline ready which eliminates the need to blend the crude oil with diluent in the production field.  Ivanhoe has recently conducted several tests at the FTF that demonstrate the stability of the SCO product in relation to transportation and refining systems. Additionally, refinery pilot plant runs conducted at the Southwest Research Institute demonstrate that HTL SCO produces specification gasoline, jet and diesel fuels.

“As demonstrated by test runs conducted in our FTF facility, the HTL process can upgrade heavy oils of different qualities,” said Dr. Michael Silverman, Ivanhoe Energy’s Chief Technology Officer. “Current market conditions and our advanced state of commercial readiness creates opportunities to install Ivanhoe’s partial upgrading process globally.”

Heavy oil resources will become an increasingly important component of the global oil supply, with produced volumes growing by 50% over the next 15 years according to the International Energy Agency.  However, several constraints currently limit the economic feasibility of developing these resources.
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Price differentials between heavy and light fractions of crude oil have been wide and volatile over time.  This market dynamic is likely to continue as a result of increasing demand for distillate fuels, decreasing need for residual fuel oils and heavy oil production growing faster than refinery heavy oil conversion capacity.

—	The current practice of diluting heavy crude oil with light crude oils or gas condensate to render it transportable is costly and inefficient.

—	Heavy crude oil requires substantial energy to extract from the reservoir as compared to lighter grades of crude oil.

A paradigm shift in the industry is underway towards process intensification where coke is removed from the heavy oil close to the production site. This shift reduces heavy oil field development challenges and provides both economic and environmental advantages. HTL, Ivanhoe’s partial upgrading technology, will play a significant role in this paradigm shift.

Reputable consultants to the energy and chemical industries, The Kline Group, completed an evaluation which compares HTL to more than 10 other upgrading technologies under development today.  In this comparison, The Kline Group concluded that HTL is the leading partial upgrading technology based on five significant advantages:
—	it is a novel carbon rejection process that is best suited for application in the field;
—	it produces high yields of valuable, transportable SCO;
—	it is in an advanced stage of development;
—	it requires lower capital costs; and
—	it requires lower operating costs.

Ivanhoe will deploy HTL on its own heavy oil resources and has been developing several onshore and offshore projects in which third party heavy crude oil will be partially upgraded for a service fee. A number of business development projects are progressing with further news anticipated in the coming months.

Ivanhoe Energy is an independent international heavy oil exploration and development company focused on pursuing long-term growth in its reserves and production using advanced technologies, including its proprietary heavy oil upgrading process (HTL®). Core operations are in Canada, United States, and Ecuador, with business development opportunities worldwide. Ivanhoe Energy trades on the Toronto Stock Exchange with the ticker symbol IE and on the NASDAQ Capital Market with the ticker symbol IVAN. For more information about Ivanhoe Energy Inc. please visit www.ivanhoeenergy.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to the potential for commercialization and future application of the heavy oil upgrading technology and other technologies, statements relating to the continued advancement of Ivanhoe Energy's projects, statements relating to the timing and amount of proceeds of agreed upon and contemplated disposition transactions, statements relating to anticipated capital expenditures,  statements relating to the timing and success of regulatory review applications, and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions relating to matters that are not historical facts are forward-looking statements.  Although Ivanhoe Energy believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, new product development will not proceed as planned, the HTL® technology to upgrade bitumen and heavy oil may not be commercially viable, geological conditions in reservoirs may not result in commercial levels of oil and gas production, the availability of drilling rigs and other support services, uncertainties about the estimates of reserves, the risk associated with doing business in foreign countries, environmental risks, changes in product prices, our ability to raise capital as and when required, our ability to complete agreed upon and planned asset dispositions, competition and other risks disclosed in Ivanhoe Energy's 2012 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities Commissions on SEDAR.

For further information contact:

Ivanhoe Energy
Hilary McMeekin
Manager, Corporate Communications
(403) 817 1108
hmcmeekin@ivanhoeenergy.com